FIFTH STREET ASSET MANAGEMENT INC. ANNOUNCES THIRD QUARTER 2014 RESULTS

•	Pro Forma Adjusted Net Income increased 22.3% year-over-year to $0.24 per share
•	Fee-earning AUM increased 60.6% year-over-year to $4.8 billion
•	Board of Directors expects to declare a $0.30 per share dividend for Q4 2014 in January 2015
•	Successful IPO sets stage for future growth and diversification

GREENWICH, CT, December 15, 2014 - Fifth Street Asset Management Inc. (NASDAQ: FSAM) (“FSAM” or “we”) announces its financial results for the quarter ended September 30, 2014. Since FSAM was not a public company for the reporting period, the financial results herein reflect the full period results of FSAM's predecessor, Fifth Street Management Group, and its combined funds. On November 4, 2014, we completed our initial public offering, pursuant to which we issued 6,000,000 shares of Class A common stock at a price of $17.00 per share. Total proceeds from the offering, net of underwriting discount, were $95.9 million.

Third Quarter 2014 Financial Highlights

•	Pro Forma Adjusted Net Income for the quarter ended September 30, 2014 was $11.8 million or $0.24 per share, as compared to $9.7 million or $0.19 per share for the quarter ended September 30, 2013;

•	Fee-earning Assets Under Management increased to $4.8 billion as of September 30, 2014, which represented a 60.6% increase over September 30, 2013;

•	Management Fees and total revenues for the quarter ended September 30, 2014 increased 36.7% and 44.1%, respectively, as compared to the quarter ended September 30, 2013; and

•	Management Fees represented 90.8% of total revenue for the quarter ended September 30, 2014.

“FSAM’s IPO marked a significant milestone in our firm’s evolution.  We are excited to provide our new shareholders with the opportunity to participate in the long-term growth of the Fifth Street platform,” commented Leonard M. Tannenbaum, Chief Executive Officer, adding, “Operating as a public asset manager, with increased transparency and improved capitalization, has already allowed us to accomplish several goals that were not previously possible as a private company. We are excited to continue expanding our existing business lines while also working on diversifying the asset management platform through new products.”

Results of Operations

Total revenues increased by 44.1%, or $7.8 million, to $25.4 million for the quarter ended September 30, 2014, as compared to $17.6 million for the quarter ended September 30, 2013. The growth in total revenues was driven by a 60.6% increase in year-over-year fee-earning AUM. Management Fees (which include base management fees and Part I fees) for the quarter ended September 30, 2014 were $23.1 million, or 90.8% of total revenues.

After adjusting for non-recurring items, total expenses increased by 31.1%, or $2.2 million, to $9.4 million for the quarter ended September 30, 2014, as compared to $7.2 million for the quarter ended September 30, 2013. The increase in expenses was due primarily to increases in occupancy costs and other general and administrative expenses.

Pro Forma Adjusted Net Income increased by 22.3%, or $2.1 million, to $11.8 million for the quarter ended September 30, 2014, as compared to $9.7 million for quarter ended September 30, 2013. Pro Forma Adjusted Net Income per share was $0.24 for the quarter ended September 30, 2014, versus $0.19 per share for the quarter ended September 30, 2013. Pro Forma Adjusted Net Income reflects changes related to our IPO, including an adjustment for federal, state and local corporate income taxes, net of tax benefits related to basis adjustments.

Dividend Declaration

Our Board of Directors continues to expect that it will declare a dividend of $0.30 per share for the quarter ending December 31, 2014. Management expects to communicate this dividend, as declared by the Board, during the week of January 19, 2015. Based on current market conditions, including our two publicly-traded BDCs trading below net asset value, we believe that the $0.30 per share dividend would represent a dividend payout ratio greater than 100% of adjusted net income per share for the fourth quarter of 2014. Furthermore, we believe that a $0.30 quarterly dividend per share on an annualized basis would exceed 90% of our 2015 estimated adjusted net income per share.

Credit Facility

On November 4, 2014, one of our subsidiaries entered into a $176 million, five-year syndicated unsecured revolving credit facility. The credit facility was undrawn at close and has a $100 million accordion feature for total capacity of up to $276 million. Borrowings under the facility will initially accrue interest at LIBOR plus 200 basis points. We expect to utilize the facility to, among other things, facilitate the growth of our existing business lines, provide seed capital to expand into complementary businesses and funds, pay operating expenses and cover working capital needs.

Key Performance Metrics:

	Three Months Ended September 30,		Nine Months Ended September 30,
	(unaudited)		(unaudited)
	2014	2013	2014	2013
	(dollars in thousands, except per share amounts)
Total revenues	$25,419	$17,645	$72,490	$50,239
Net income attributable to controlling interests in Fifth Street Management Group	$14,555	$4,421	$38,104	$24,781
Pro Forma Adjusted Net Income(1)	$11,842	$9,680	$33,292	$24,819
Pro Forma Adjusted Net Income Per Share	$0.24	$0.19	$0.67	$0.50

Management Fees as % of total revenues	90.8%	95.7%	94.0%	93.7%

AUM at end of period(2)	$6,016,637	$3,871,556	$6,016,637	$3,871,556
Fee-earning AUM at end of period(3)	$4,782,834	$2,978,921	$4,782,834	$2,978,921

(1)	Adjusted Net Income represents net income attributable to controlling interests in Fifth Street Management Group as adjusted for (i) one-time compensation-related charges, including the amortization of equity-based awards, (ii) non-recurring underwriting costs relating to public offerings of our funds, (iii) non-recurring professional fees incurred in connection with our initial public offering and (iv) other non-recurring items. Pro Forma Adjusted Net Income reflects an adjustment for federal, state and local corporate income taxes, net of tax benefits related to basis adjustments due to our IPO. Net income attributable to controlling interests in Fifth Street Management Group is the GAAP financial measure most comparable to Adjusted Net Income and Pro Forma Adjusted Net Income. Please refer to Exhibit A for a reconciliation of net income attributable to controlling interests in Fifth Street Management Group to Adjusted Net Income and Pro Forma Adjusted Net Income.

(2)	AUM refers to assets under management of our funds and material control investments of these funds and represents the sum of the net asset value of such funds and investments, the drawn debt and unfunded debt and equity commitments at the fund or investment level (including amounts subject to restrictions) and uncalled committed debt and equity capital (including commitments to funds that have yet to commence their investment periods).

(3)	Fee-earning AUM refers to the AUM on which we directly or indirectly earn management fees and represents the sum of the net asset value of our funds and their material control investments and the drawn debt and unfunded debt and equity commitments at the fund or investment level (including amounts subject to restrictions).

Fee-earning AUM

The following tables provide a roll-forward of fee-earning AUM for the three and nine months ended September 30, 2014 (shown in thousands):

	Three Months Ended September 30,	Nine Months Ended September 30,
	2014	2014
Beginning balance	$4,301,759	$3,929,066
Commitments and equity raises	488,921	510,578
Subscriptions, deployments and changes in leverage	5,041	373,158
Redemptions and distributions	(48,365)	(121,239)
Change in fund value	35,478	91,271
Ending balance	$4,782,834	$4,782,834
Average fee-earning AUM	$4,542,297	$4,355,951
Effective annualized management fee rate	2.07%	2.10%

The following tables provide a roll-forward of fee-earning AUM by fund strategy for the three months ended September 30, 2014 (shown in thousands):

	Structured Equity	FSC	FSFR	FSOF	Senior Loan Funds	Total
Beginning balance	$4,452	$3,937,586	$214,751	$18,430	$126,540	$4,301,759
Commitments and equity raises	—	138,139	276,182	28,100	46,500	488,921
Subscriptions, deployments and changes in leverage	—	23,860	(164,074)	(11,359)	156,614	5,041
Redemptions and distributions	—	(39,458)	(8,840)	—	(67)	(48,365)
Change in fund value	—	28,439	4,507	520	2,012	35,478
Ending balance	$4,452	$4,088,566	$322,526	$35,691	$331,599	$4,782,834
Average fee-earning AUM	$4,452	$4,013,076	$268,639	$27,060	$229,070	$4,542,297

Fee-earning AUM increased to $4.8 billion as of September 30, 2014, which represented a $481.1 million, or 11.2%, increase from $4.3 billion as of June 30, 2014. The net increase in fee-earning AUM was primarily due to:

•	$276.2 million and $138.1 million of equity capital raises in connection with follow-on equity offerings at FSFR and FSC, respectively;

•	The closing of our second senior loan fund, which produced $140.3 million of fee-earning AUM at period end; and

•	$64.8 million of incremental investment activity at our first senior loan fund; which were all partially offset by a

•	$164.1 million decrease in net leverage at FSFR due to the receipt of follow-on equity proceeds.

Non-GAAP Financial Measures and Operating Metrics

Certain of the terms used in this press release, including AUM, fee-earning AUM, Adjusted Net Income and Pro Forma Adjusted Net Income, may not be comparable to similarly titled measures used by other companies. In addition, our definitions of AUM and fee-earning AUM are not based on any definition of AUM or fee-earning AUM that is set forth in the agreements governing the investment funds that we manage and may differ from definitions of AUM set forth in other agreements to which we are a party from time to time. Further, Adjusted Net Income and Pro Forma Adjusted Net Income are not performance measures calculated in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). We use Adjusted Net Income and Pro Forma Adjusted Net Income as measures of our operating performance, not as measures of liquidity. We believe that Adjusted Net Income provides investors with a meaningful indication of our core operating performance and Adjusted Net Income is evaluated regularly by our management as a decision tool for deployment of resources. We believe that reporting Adjusted Net Income is helpful in understanding our business and that investors should review the same supplemental non-GAAP financial measures that our management uses to analyze our performance. In addition, Pro Forma Net Adjusted Net Income has been included in this press release to reflect certain tax adjustments in connection with our IPO. Adjusted Net Income and Pro Forma Adjusted Net Income have limitations as analytical tools and should not be considered in isolation or as a substitute for analyzing our results prepared in accordance with GAAP. The use of Adjusted Net Income or Pro Forma Adjusted Net Income without consideration of related GAAP measures is not adequate due to the adjustments described herein. Net income attributable to controlling interests in Fifth Street Management Group is the GAAP financial measure most comparable to Adjusted Net Income and Pro Forma Adjusted Net Income. Please refer to Exhibit A for a reconciliation of net income attributable to controlling interests in Fifth Street Management Group to Adjusted Net Income and Pro Forma Adjusted Net Income.

Conference Call Information

We will host a conference call at 11:00 a.m. (Eastern Time) on Tuesday, December 16, 2014 to discuss our third quarter 2014 financial results.

All interested parties are welcome to participate. Domestic callers can access the conference call by dialing (866) 515-2913. International callers can access the conference call by dialing +1 (617) 399-5127. All callers will need to enter the Participant Passcode Number 21590992 and reference "Fifth Street Asset Management Inc." after being connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. An archived replay of the call will be available shortly after the end of the conference call through December 23, 2014, to domestic callers by dialing (888) 286-8010 and to international callers by dialing +1 (617) 801-6888. For all replays, please reference Passcode Number 21467474. An archived replay will also be available online in the "Investor Relations" section of FSAM's website under the "News & Events - Calendar of Events" section. FSAM's website can be accessed at fsam.fifthstreetfinance.com.

About Fifth Street Asset Management Inc.

Fifth Street Asset Management Inc. (NASDAQ:FSAM) is a rapidly growing credit-focused asset manager. The firm has over $6 billion of assets under management across two publicly-traded business development companies, Fifth Street Finance Corp. (NASDAQ:FSC) and Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR), as well as multiple private investment vehicles. The Fifth Street platform provides innovative and customized financing solutions to small and mid-sized businesses across the capital structure through complementary investment vehicles and co-investment capabilities. With a 16-year track record focused on disciplined credit investing across multiple economic cycles, Fifth Street is led by a seasoned management team that has issued billions of dollars in public equity, private capital and public debt securities. Fifth Street's national origination strategy, proven track record and established platform are supported by over 90 professionals across locations in Greenwich, Chicago, Palo Alto and Dallas. For more information, please visit fsam.fifthstreetfinance.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the company's current views with respect to, among other things, future events and financial performance. Words such as "believes," "expects," "will," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. New risks and uncertainties arise over time, and it is not possible for the company to predict those events or how they may affect it. Therefore, you should not place undue reliance on these forward-looking statements. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:	Investor Contact:
Robyn Friedman, Vice President, Investor Relations
(203) 681-3720
IR-FSAM@fifthstreetfinance.com

Media Contact:
Nick Rust
Prosek Partners
(212) 279-3115 ext. 252
pro-fifthstreet@prosek.com

Exhibit A. Calculation of Adjusted Net Income and Pro Forma Adjusted Net Income

Net income attributable to controlling interests in Fifth Street Management Group is the GAAP financial measure most comparable to Adjusted Net Income and Pro Forma Adjusted Net Income. The following table provides a reconciliation of net income attributable to controlling interests in Fifth Street Management Group to Adjusted Net Income and Pro Forma Adjusted Net Income (shown in thousands, except per share amounts):

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net income attributable to controlling interests in Fifth Street Management Group	$14,555	$4,421	$38,104	$24,781
Adjustments:
Compensation-related charges(1)(2)	450	468	6,415	1,255
FSFR initial public offering underwriting costs(3)	—	5,567	—	5,659
FSC follow-on equity offering underwriting costs(3)	822	—	822	—
Lease termination charges(4)	606	—	606	—
Professional fees in connection with our IPO	231	—	894	—
Adjusted Net Income	$16,664	$10,456	$46,841	$31,695

Pro Forma income tax provision(5)	(4,822)	(776)	(13,549)	(6,876)
Pro Forma Adjusted Net Income	$11,842	$9,680	$33,292	$24,819
Pro Forma weighted average shares outstanding(6)	50,000	50,000	50,000	50,000
Pro Forma Adjusted Net Income per Class A common share(6)	$0.24	$0.19	$0.67	$0.50

(1)	For the three months ended September 30, 2014 and 2013 and for the nine months ended September 30, 2014 and 2013, represents $0.5 million, $0.5 million, $1.5 million and $1.3 million, respectively, of amortization expense relating to certain equity-classified compensation awards. The fair value of these awards at their respective grant dates in the amount of $20.1 million, net of cash paid for the awards, as determined by an independent third party appraisal, is being amortized on a straight-line basis over the period to retirement eligibility. As of September 30, 2014, unrecognized compensation cost in the amount of $16.8 million related to these equity-classified awards is expected to be recognized over a period of approximately 12 to 14 years.

(2)	For the nine months ended September 30, 2014, this amount includes (1) $3.1 million of noncash compensation expense relating to the separation of a former equity member in May 2014 and (2) a $1.8 million cash payment to purchase the equity interest from the former member.

(3)	These amounts represent the costs borne by us relating to equity underwriting commissions attributable to equity offerings of our BDCs.

(4)	Includes non-recurring charges for termination payments and related exit costs accrued at present value relating to our office leases.

(5)	Based on our estimated effective tax rate and includes an adjustment for pro forma tax benefits related to basis adjustments due to our IPO.

(6)	Presented with the assumption that 100% of the LP interests in Fifth Street Holdings LP were converted on a one-for-one basis into shares of our Class A common stock as of January 1, 2013.

Exhibit B. Combined Statements of Financial Condition as of September 30, 2014 (unaudited) and December 31, 2013

	As of
	September 30, 2014	December 31, 2013
	(unaudited)
Assets
Cash and cash equivalents	$344,499	$4,015,728
Management fees receivable (includes Part I Fees of $10,244,392 and $9,054,422 at September 30, 2014 and December 31, 2013, respectively)	23,091,676	21,409,763
Performance fees receivable	54,826	—
Prepaid expenses	400,970	142,033
Due from affiliates	1,955,882	3,848,491
Fixed assets, net	10,307,333	1,436,681
Other assets	6,274,707	2,652,975
Assets of Combined Funds:
Cash and cash equivalents	35,139,719	—
Investments at fair value	376,072,358	—
Derivative assets at fair value	155,240	—
Interest and dividends receivable	626,772	—
Unsettled trades receivable	36,392,084	—
Collateral receivable	4,570,487	—
Deferred financing costs	2,540,792	—
Total assets	$497,927,345	$33,505,671
Liabilities and Equity
Liabilities
Accounts payable and accrued expenses	$5,323,209	$1,198,205
Accrued compensation and benefits	7,422,583	538,035
Due to former member	1,379,214	2,093,437
Loan payable	4,000,000	4,000,000
Due to affiliates	143,130	2,671,334
Deferred rent liability	3,220,032	1,980,146
Liabilities of Combined Funds:
Accounts payable and accrued expenses	474,345	—
Payments in advance from portfolio companies	4,826,501	—
Securities sold short at fair value	3,138,808	—
Unsettled trades payable	110,464,323	—
Interest payable	1,421,607	—
Notes payable	213,488,434	—
Total liabilities	355,302,186	12,481,157
Commitments and contingencies
Redeemable non-controlling interests in Combined Fund	50,248,636	—
Non-controlling interests in Combined Funds	67,222,460	—
Members' equity	25,154,063	21,024,514
Total equity	92,376,523	21,024,514
Total liabilities, redeemable non-controlling interests and equity	$497,927,345	$33,505,671

Exhibit C. Combined Statements of Income for the Three and Nine Months Ended September 30, 2014 and 2013

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Management fees (includes Part I Fees of $10,244,392 and $7,174,961 and $27,983,472 and $21,518,635 for the three and nine months ended September 30, 2014 and 2013, respectively)	$23,091,676	$16,891,382	$68,144,517	$47,049,812
Performance fees (includes Part II fees of $54,826 for the three and nine months ended September 30, 2014)	139,049	—	139,049	—
Other fees	2,187,933	753,768	4,205,987	3,188,954
Total revenues	25,418,658	17,645,150	72,489,553	50,238,766
Expenses
Compensation and benefits	6,529,830	6,377,780	25,711,012	16,077,114
Fund offering and start-up expenses	909,681	5,570,735	1,200,434	5,663,002
Expenses of Combined Funds	256,273	—	298,530	—
General, administrative and other expenses	3,432,949	1,226,437	7,491,543	3,575,267
Depreciation and amortization	408,541	51,664	641,449	153,592
Total expenses	11,537,274	13,226,616	35,342,968	25,468,975
Other income (expense)
Interest and other income (expense), net	42,685	2,648	68,735	11,378
Interest and other income of Combined Funds	3,325,341	—	5,045,949	—
Interest expense of Combined Funds	(1,591,675)	—	(2,578,659)	—
Net realized gain on investments of Combined Funds	686,671	—	1,402,501	—
Net change in unrealized appreciation (depreciation) on investments of Combined Funds	974,134	—	2,061,861	—
Net realized gain on derivatives of Combined Funds	63,089		63,089
Net change in unrealized appreciation on derivatives of Combined Funds	155,240	—	155,240	—
Total other income, net	3,655,485	2,648	6,218,716	11,378
Net income	17,536,869	4,421,182	43,365,301	24,781,169
Net income attributable to redeemable non-controlling interests in Combined Fund	(1,072,218)	—	(2,336,539)	—
Net income attributable to non-controlling interests in Combined Funds	(1,909,540)	—	(2,924,678)	—
Net income attributable to controlling interests in Fifth Street Management Group	$14,555,111	$4,421,182	$38,104,084	$24,781,169